Exhibit 99.1

At the Company:

Tom Stoltz

Chief Financial Officer

Citi Trends, Inc.

912-443-2075

tstoltz@cititrends.com

www.cititrends.com

Ed Anderson

Chief Executive Officer

912-443-3075

eanderson@cititrends.com

www.cititrends.com

CITI TRENDS ANNOUNCES SECOND QUARTER 2006 RESULTS
Second Quarter Net Income Increased to $1.3 million, EPS of $0.09
Second Quarter Comparable Store Sales Increased 7.3%
Fiscal 2006 EPS Guidance revised to a range of $1.37 to $1.41 per Share

SAVANNAH, GA (August 16, 2006) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the second quarter ended July 29, 2006.

Financial Highlights – 13 weeks ended July 29, 2006
Total net sales increased 28.4% to $76.3 million compared with $59.5 million for the 13-week period ended July 30, 2005.  Comparable store sales increased 7.3% compared with a 11.5% increase in the prior-year quarter.  Relocated and expanded stores are included in the comparable store sales results.  Net income increased 235% to $1.3 million compared with $381,000 for the prior-year quarter. Earnings per diluted share increased 200% to $0.09 compared with $0.03 in the prior-year quarter.  Last year second quarter results included a one-time fee of $1.2 million pre-tax, or $0.06 per diluted share, paid by the Company to Hampshire Equity Partners to terminate its management consulting agreement with the Company.

For the second quarter, the Company opened 3 stores, reaching a total store count of 253 at the end of the quarter.  During the third and fourth quarters, the Company plans to open an additional 22 to 25 stores bringing the end of year store count to 275 to 278.

Fiscal 2006 Outlook
The Company is revising its fiscal 2006 earnings guidance to a range of $1.37 to $1.41 per diluted share. This guidance is based upon an anticipated fiscal 2006 comparable store sales increase of between 3% and 5%, the opening of 40 to 43 new stores, with no closings planned, and 14.1 million diluted shares outstanding.  This store opening schedule in fiscal 2006 is expected to increase selling square footage by approximately 20%, consistent with the Company’s previously issued guidance.

The Company reminds investors of the complexity of accurately assessing future growth given the difficulty in predicting fashion trends, consumer preferences and general economic conditions and the impact of other business variables.

Investor Conference Call and Webcast
Citi Trends will host a conference call on August 16, 2006, at 5:00 p.m. EDT.  The number to call for the live interactive teleconference is (913) 981-5519.  A replay of the conference call will be available until August 23, 2006, by dialing (719) 457-0820 and entering the passcode, 4168286.

The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/medialist.cfm on August 16, 2006, beginning at 5:00 p.m. EDT.  The online replay will follow shortly after the call and continue for two weeks.

About Citi Trends
Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 256 stores located in 16 states in the South, Southeast, Midwest and Mid-Atlantic regions, and our website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements
All statements other than historical facts contained in this news release, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “expect”, “plan” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

CITI TRENDS INC.
CONDENSED STATEMENT OF INCOME
(unaudited)
(in $000’s, except share and per share data)

	Thirteen Weeks Ended
	Jul. 29, 2006	Jul. 30, 2005

Net sales	$76,330	$59,449
Cost of sales	48,112	37,682
Gross profit	28,218	21,767
Selling, general and administrative expenses	26,681	21,271
Income from operations	1,537	496
Interest income	457	136
Interest expense	(38)	(81)
Income before provision for income taxes	1,956	551
Provision for income taxes	680	170
Net income	$1,276	$381

Net income per share, basic	$0.09	$0.03
Net income per share, diluted	$0.09	$0.03

Weighted average shares used to compute net income per share, basic	13,516,060	11,925,307
Weighted average shares used to compute net income per share, diluted	14,099,565	13,587,400

	Twenty-six Weeks Ended
	Jul. 29, 2006	Jul. 30, 2005

Net sales	$168,011	$123,066
Cost of sales	103,484	76,166
Gross profit	64,527	46,900
Selling, general and administrative expenses	52,922	41,029
Income from operations	11,605	5,871
Interest income	954	187
Interest expense	(79)	(242)
Income before provision for income taxes	12,480	5,816
Provision for income taxes	4,310	2,170
Net income	$8,170	$3,646

Net income per share, basic	$0.61	$0.34
Net income per share, diluted	$0.58	$0.30

Weighted average shares used to compute net income per share, basic	13,481,836	10,610,154
Weighted average shares used to compute net income per share, diluted	14,068,831	12,230,180

CITI TRENDS, INC.
CONDENSED BALANCE SHEETS
(in $000’s)

	Jul. 29, 2006	Jan. 28, 2006
	(unaudited)
Assets
Cash and cash equivalents	$8,294	$9,079
Marketable securities	45,375	54,458
Inventory	67,076	54,021
Other assets	10,834	6,306
Property and equipment, net	26,287	23,426
Total assets	$157,866	$147,290

Liabilities and Stockholders’ Equity
Borrowings under line of credit	$—	$—
Accounts payable and accrued liabilities	50,872	57,667
Other liabilities	6,575	5,874
Total stockholders’ equity	100,419	83,749
Total liabilities and stockholders’ equity	$157,866	$147,290

Citi Trends Inc.
Regulation G Reconciliation

	Quarter ended
	July 30, 2005	% to Sales

Selling, general and administrative expenses, as reported	$21,270,958	35.8%

Items to Reconcile to GAAP
Termination fee paid to Hampshire Equity Partners	1,200,000	2.0%

Selling, general and administrative expenses, as adjusted	$20,070,958	33.8%

Quarter ended
July 30, 2005

Diluted earnings per share, as reported	$0.03

Items to Reconcile to GAAP
Diluted earnings per share impact of termination fee paid to Hampshire Equity Partners	0.06

Diluted earnings per share, as adjusted	$0.09